Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153229, 333-116837 and 333-175230 on Form S-8 and Nos. 333-126312, 333-126573, 333-127464 and 333-172441 on Form S-3 of our reports dated February 23, 2012, relating to the consolidated financial statements and financial statement schedule of Strategic Hotels & Resorts, Inc. and the effectiveness of Strategic Hotels & Resorts, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 27, 2012